Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
FEBRUARY 1, 2006	ROBERT D. SZNEWAJS
PRESIDENT & CEO OF
WEST COAST BANCORP
503.598.3243

DON R. JUDSON
PRESIDENT & CEO OF
MID-VALLEY BANK
503.980.2320

WEST COAST BANCORP WILL ACQUIRE WOODBURN-BASED MID-VALLEY BANK
COMBINED COMMUNITY BANK WILL SERVE 57 SITES IN OREGON AND WASHINGTON

Lake Oswego, OR— West Coast Bancorp (WCBO) and Mid-Valley Bank (MVBO) announced today they have entered into a definitive agreement pursuant to which West Coast Bancorp will acquire Mid-Valley Bank in exchange for cash and common shares of West Coast Bancorp.

Mid-Valley Bank, a fast-growing community bank headquartered in Woodburn, Oregon, along Interstate 5 in the Willamette Valley, was founded in 1998 by local businessmen and had total assets of approximately $100 million at year end 2005. The bank has full-service branches in Woodburn (2), Wilsonville (2), and Mount Angel (1). Upon closing of the transaction, Mid-Valley Bank will be merged into West Coast Bancorp’s wholly owned subsidiary, West Coast Bank, which will then have 800 employees and 57 branch locations in Oregon and Washington.

West Coast Bancorp President and CEO Robert D. Sznewajs said, “The acquisition of Mid-Valley Bank with its commercial and agriculture banking focus is consistent with West Coast Bank’s strategic growth plan. At June 30, 2005, Mid-Valley’s leading deposit market share of 23% in Woodburn combined with West Coast Bank’s share in the region gives us the largest deposit market share of any bank in the state in the fast-growing north Willamette Valley. Our highly competitive products and services teamed with market-wise Mid-Valley employees should accelerate revenue growth in the region for our shareholders.”

Mid-Valley Bank President and CEO Don R. Judson said, “Mid-Valley Bank and West Coast Bank share compatible cultures and values – commitment to relationship-based customer service, community involvement, and a rewarding environment for our employees. West Coast Bank’s breadth of accounts for seniors and established retirement community branches fit nicely with our thriving senior market. We are excited to become a part of the West Coast family.”

Terms of the merger agreement call for West Coast Bancorp to issue approximately 607,800 shares of common stock, valued at $16.63 million based on West Coast Bancorp’s closing price of $27.36 on February 1, 2006, and to pay approximately $5.0 million in cash in exchange for the outstanding Mid-Valley common stock, representing a value of approximately $18.87 per share of Mid-Valley common stock. Including amounts required to settle outstanding stock options to purchase Mid-Valley common stock, the aggregate transaction value would be approximately $25.15 million.

Mid-Valley Bank’s shareholders may elect to receive cash, shares of West Coast Bancorp stock, or a combination of cash and stock, in the merger, provided that the elections are subject to proration. The allocation of the merger consideration is approximately 75% stock and 25% cash, with final percentages based on the average price of West Coast Bancorp common stock during the 10-trading day period ending five business days prior to closing.

To the extent that Mid-Valley Bank’s shareholders receive stock in the merger, the exchange of stock is expected to be tax-free to shareholders. Cash payments will be taxable to Mid-Valley shareholders.

West Coast Bancorp expects the transaction to be slightly accretive to GAAP earnings per share during the first year after the closing, excluding the impact of the estimated $1.9 million in pre-tax merger and integration-related expenses. West Coast Bancorp expects to fund the cash component generated from the placement of trust preferred securities.

The merger transaction is subject to approval of Mid-Valley Bank shareholders and banking regulators and is expected to close late in the second quarter of 2006.

West Coast Bancorp engaged Miller Nash LLP as its legal counsel, and Mid-Valley Bank engaged D.A. Davidson & Co. as its financial advisor and Tonkon Torp LLP as legal counsel.

West Coast Bancorp's executive management team will discuss this transaction in more detail via an audio conference Thursday, February 2, 2006, at 11:00 am PST.

• To Listen Live:
» Via Phone:	877.604.2074
» Via Webcast:	Access the Company website at www.wcb.com
1. Click on "Investor Relations".
2. Click on "Conference Call" tab.
3. Click on "West Coast Bancorp Webcast" button.
To Listen to	Access the Company website at www.wcb.com
Archived Conference	1. Click on "Investor Relations".
Call (Replay)	2. Click on "Conference Call" tab.
Available February 3	3. Click on "Archived Conference Calls (Replay)" for Mid-Valley Acquisition
4. Click on "Audio Webcast" button.

West Coast Bancorp, one of Oregon Business Magazine’s 100 Best Companies to Work For, is a Northwest bank holding company with $2.0 billion in assets, operating 52 offices in Oregon and Washington. The Company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. For more information, visit the Company website at www.wcb.com.

Mid-Valley Bank stock is traded over-the-counter under the symbol “MVBO.” The bank’s stock is listed in The Oregonian under “Northwest Stocks-Less Active.” For more information about Mid-Valley Bank, visit its website at www.mvboregon.com.

Additional Information and Where to Find It:

West Coast Bancorp plans to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) in connection with the merger. The registration statement will contain a proxy statement/prospectus which will be filed by Mid-Valley Bank with the FDIC. The parties will mail the final proxy statement/prospectus containing information about the companies and the merger to Mid-Valley Bank shareholders. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus carefully when they are available. The registration statement and the proxy statement/prospectus will contain important information about West Coast Bancorp, Mid-Valley Bank, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies will also be available from Mid-Valley Bank by writing Robert K. Seibert, Vice President and Controller, Mid-Valley Bank, PO Box 583, Woodburn, Oregon 97071.

Mid-Valley Bank, its directors, executive officers and certain members of management and employees will be soliciting proxies from Mid-Valley Bank shareholders to approve the proposed merger. A description of any interests, direct or indirect, that Mid-Valley Bank’s directors and executive officers have in the merger, including their beneficial ownership of Mid-Valley common stock and options, will be included in the proxy statement/prospectus.

Forward Looking Statements:

Statements in this release regarding future events, performance or results, including the anticipated effect of the proposed merger on financial results and operations, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ from forward-looking statements include, among others: failure of the proposed merger transaction to receive required regulatory or shareholder approvals; difficulties in integrating the acquired bank with existing operations or retaining customers and employees; higher-than-expected merger and integration-related expenses; general economic and banking business conditions; evolving banking industry standards; competitive factors, including pricing pressures on loan yields and rates paid on deposits; changing customer investment, deposit and borrowing behaviors; changing interest rate environments, including the shape and the level of the yield curve, all of which could decrease net interest income and fee income, reduced gains on sales of loans; vendor service quality; changes in laws and other legal developments; changes in government funding of Small Business Administration (“SBA”) loans; and changes in technology or required investments in technology.

Readers are cautioned not to place undue reliance on the forward-looking statements, which reflect management’s analysis only as of the date of this release. Readers should carefully review the disclosures West Coast Bancorp files from time to time with the Securities and Exchange Commission and the disclosures Mid-Valley Bank files with the Federal Deposit Insurance Corporation. The parties undertake no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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